Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-262441 and No. 333-284261) of Guardforce AI Co., Limited of our report dated April 28, 2025, with respect to the consolidation financial statements of Guardforce AI Co., Limited included in this Annual Report on Form 20-F for the years ended December 31, 2024, 2023 and 2022.

We also consent to the reference to PKF Littlejohn LLP as an independent registered public accounting firm under the caption “Experts” in the Registration Statements.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

London, United Kingdom

April 28, 2025

PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD
PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).	T: +44 (0)20 7516 2200 pkf-l.com